INDEPENDENT  AUDITORS'  CONSENT


The  Board  of  Directors
United  Companies  Life  Insurance  Company:


We consent to the use of our reports on the consolidated financial statements and financial statement schedules of United Companies Life Insurance Company and subsidiary as of December 31, 1996, and for the periods from July 24, 1996 to December 31, 1996 (Successor period) and from January 1, 1996 to July 23, 1996 (Predecessor period) and on the financial statements of United Companies Separate Account One as of December 31, 1996 and for the year then ended included herein.



                                                  /S/  KPMG  PEAT  MARWICK LLP


April  24,  1997